For Immediate Release

Contact:	Investors: Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. Vice President Corporate Affairs (914) 789-2814 rkrawiec@progenics.com	Media: Barri Winiarski WeissComm Partners (914) 584-7468

PROGENICS ANNOUNCES POSITIVE RESULTS IN CLINICAL TRIAL OF NOVEL HIV THERAPY

- Single dose of CCR5 monoclonal antibody PRO 140 significantly reduced viral load for prolonged period in HIV-infected individuals -

Tarrytown, NY - May 1, 2007 - Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today announced positive results from the first clinical trial of its investigational drug, PRO 140, in individuals infected with the human immunodeficiency virus (HIV), the causative agent of AIDS. Patients receiving a single 5.0 mg/kg dose of PRO 140 achieved an average maximum decrease of viral concentrations in the blood of 98.5% (1.83 log10), with individual reductions ranging up to 99.7% (2.5 log10). In these patients, reductions in viral load of greater than 90% (1.0 log10) on average persisted for two to three weeks after dosing. In addition, PRO 140 was generally well tolerated in this phase 1b proof-of-concept study. PRO 140 was granted Fast Track status from the U.S. Food and Drug Administration (FDA), and Progenics plans to initiate additional clinical testing in the second half of 2007.

      “This study establishes clear proof of concept for PRO 140 as a potent antiretroviral agent with extended activity following a single dose,” said Scott M. Hammer, M.D., Chief, Division of Infectious Diseases and Harold C. Neu Professor of Medicine, Columbia University College of Physicians and Surgeons, New York City. “The primary goal of HIV therapy is to provide maximal and durable suppression of viral replication. Based on this study, PRO 140 has the potential to add to the armamentarium of drugs that can help achieve this goal in patients living with HIV, including those whose treatment options are limited by drug resistance.”

PRO 140 is a humanized monoclonal antibody that binds CCR5, the principal portal used by HIV to enter cells. Viral-entry inhibition using a long-lived antibody represents a promising novel approach to treating HIV infection. Unlike currently available antiretroviral drugs, PRO 140 does not target the virus, but rather binds to the CCR5 receptor on healthy immune system cells and thereby protects them from viral infection. HIV in the bloodstream that cannot enter a host cell is rendered harmless and rapidly cleared from the body. In contrast to PRO 140’s mechanism of action as a viral-entry inhibitor, most antiretroviral drugs are designed to slow viral replication inside already-infected immune cells.

Clinical trial design and study results

This multi-center, double-blind, randomized, placebo-controlled phase 1b trial examined three single intravenous escalating doses of PRO 140: 0.5 mg/kg, 2.0 mg/kg and 5.0 mg/kg. The study was designed to assess the safety, tolerability, pharmacology and antiviral activity of PRO 140 and was conducted at 10 sites in the United States. Thirty-nine HIV-infected individuals who had taken no anti-retroviral therapy within the preceding three months and who had plasma HIV RNA levels (viral loads) greater than or equal to 5,000 copies/mL were enrolled to receive PRO 140 monotherapy or placebo. All patients were screened prior to the study for the presence of virus that utilizes only CCR5 as the entry coreceptor. Of the 13 patients in each cohort, 10 patients received PRO 140 and three received placebo.

The primary efficacy endpoint was the reduction in plasma HIV RNA level as measured by the Roche Amplicor assay. The results were positive, dose-dependent, and highly statistically significant for the two highest doses tested. HIV-infected individuals who received 5.0 mg/kg of PRO 140 achieved an average maximum decrease of viral load of 1.83 log10 (98.5%; p<0.0001), with individual reductions ranging up to 2.5 log10 (99.7%). At nine days post-treatment, these same individuals achieved a mean viral load reduction of 1.70 log10 (98%; p<0.0001). In this cohort, mean viral load was suppressed by 1.0 log10 (90%) within four days of dosing and persisted at or below the 1.0 log10 level of reduction for two to three weeks in patients before returning to baseline at approximately 30 days. The response rate among the treatment groups (percentage of patients with a ≥ 1 log10 decrease in HIV RNA at any time) increased with PRO 140 dose, reaching a maximum of 100% in the highest dose cohort (p<0.0001).

	Placebo (n=9)	0.5 mg/kg (n=10)	2.0 mg/kg (n=10)	5.0 mg/kg (n=10)
Mean maximum log10 change in HIV RNA	-0.39	-0.58 (p=0.34)	-1.20 (p=0.0002)	-1.83 (p<0.0001)
Mean log10 change in HIV RNA 9 days post-treatment	-0.13	-0.37 (p=0.26)	-1.04 (p=0.0001)	-1.70 (p<0.0001)
Number of patients with a ≥1.0 log10 decrease in HIV RNA at any time	0/9	1/10 (p=1.0)	6/10 (p=0.011)	10/10 (p<0.0001)

* P values are from an analysis of variance model (ANOVA), pairwise two-sided t tests comparing each treatment group to placebo after the overall F test was found to be statistically significant. Log10 changes in HIV RNA are calculated relative to baseline.

In this study, PRO 140 was generally well tolerated and no drug-related serious adverse events were reported. AAA more detailed discussion of the study results is planned for an upcoming scientific conference.

    “These clinical findings with PRO 140 in HIV infection represent a major achievement for Progenics and a further strengthening of our drug pipeline,” said Paul J. Maddon, M.D., Ph.D., Progenics’ Founder, Chief Executive Officer and Chief Science Officer, and who played a significant part in the discovery of CCR5’s role in HIV infection. “As an HIV/AIDS researcher for more than two decades, I was particularly gratified to see these results from our proprietary PRO 140 antibody, as they represent the largest reported single-dose mean reduction in viral load for any antiretroviral drug. We look forward to future clinical testing of PRO 140 in individuals across various stages of HIV infection. We thank the patients and investigators who participated in this clinical trial, as well as Progenics’ research and clinical teams and scientific collaborators who developed PRO 140. We also are grateful for funding from the National Institute of Allergy and Infectious Diseases which supported our PRO 140 preclinical and clinical programs.”

About PRO 140

PRO 140 is a humanized monoclonal antibody discovered by Progenics’ scientists that binds CCR5 on immune system cells and shields the cells from HIV infection. CCR5 is a receptor for chemokines, members of a family of molecules that direct the migration of immune cells towards sites of inflammation in the body. Progenics and its collaborators discovered the role of CCR5 in HIV infection in 1996.

In laboratory studies, PRO 140 has demonstrated potent, broad-spectrum antiviral activity against approximately 100 genetically diverse HIV strains, isolated directly from infected individuals, which use the CCR5 portal. In these preclinical models, PRO 140 was shown to protect both primary T-cells and macrophages, immune system cells that provide the major targets for HIV infection in vivo. In the laboratory, PRO 140 has shown synergistic activity when combined with small-molecule CCR5 antagonists in development. Importantly, in vitro testing also demonstrated that PRO 140 inhibited viruses that were resistant to small-molecule CCR5 antagonists. Unlike other CCR5 entry inhibitors currently in development, PRO 140 inhibits HIV entry at concentrations that do not block the natural activity of CCR5 in vitro.

PRO 140 has been designated a Fast Track product by the FDA for the treatment of HIV infection. The FDA Fast Track Development Program facilitates development and expedites regulatory review of drugs intended to address an unmet medical need for serious or life-threatening conditions. With Fast Track designation for PRO 140, Progenics can take advantage of several programs at FDA to streamline the regulatory review process and to work more closely with the Agency on product development plans.

About the Company

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology as well as the treatment of HIV infection and cancer. The Company has four product candidates in clinical development and several others in preclinical development. The Company, in collaboration with Wyeth, is developing methylnaltrexone for the treatment of opioid-induced side effects, including constipation and post-operative bowel dysfunction. In March 2007, the Company submitted a New Drug Application to the United States Food and Drug Administration for the subcutaneous formulation of methylnaltrexone for patients suffering from opioid-induced constipation while receiving palliative care. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5, which has completed phase 1b clinical studies with positive results. In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company is developing in vivo immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA and has a recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

DISCLOSURE NOTICE: The information contained in this document is current as of May 1, 2007. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words "anticipates"' "plans"' "expects" and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor's Note:
Additional information on Progenics available at http://www.progenics.com
Progenics’ PRO 140 animations can be viewed at http://www.progenics.com/ani2.cfm